                                                                    EXHIBIT 12.3


                             PACCAR AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)


                                             Three Months Ended
                                                  March 31
                                             1999          1998
                                           --------      --------

FIXED CHARGES
   Interest expense -
     PACCAR and subsidiaries (1)           $ 42,660      $ 38,459
   Portion of rentals deemed interest         4,437         1,791
                                           --------      --------

TOTAL FIXED CHARGES                        $ 47,097      $ 40,250
                                           --------      --------
                                           --------      --------
EARNINGS
   Income before taxes -
     PACCAR and subsidiaries               $187,450      $157,132
   Fixed charges                             47,097        40,250
                                           --------      --------

EARNINGS AS DEFINED                        $234,547      $197,382
                                           --------      --------
                                           --------      --------

RATIO OF EARNINGS TO FIXED CHARGES            4.98x         4.90x



(1) Exclusive of interest, if any, paid to PACCAR.


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